Exhibit 99.1

ProBility Media Corp. Acquires Upstryve Inc., the Global Leader in Online Tutoring for the Vocational Industry

COCONUT CREEK, Fla., Aug. 31, 2021 /PRNewswire/ - ProBility Media Corp. (“ProBility” or the “Company”) (OTCPK: PBYA), an education company building the first online full-service training and career advancement brand for the skilled trades, has completed the acquisition of Upstryve Inc. (“Upstryve”), a leader in online tutoring for vocational education, in an all-stock transaction.

Upstryve is positioned to be the first mover in the online tutoring and vocational education space and is believed to be the only nationwide online tutoring marketplace specifically servicing the industrial trade industry. Upstryve offers an end-to-end solution for vocational career education and advancement and services both aspiring trade professionals, corporations, and organizations as a corporate training platform.

The Company plans to change its name to Upstryve Inc. The capital markets commitment to various online education learning and tutoring platforms post Covid has positioned the Company as an up-and-coming player in this market, one that offers a unique approach to individual and enterprise opportunities in an industry with a severe shortage of skilled labor in the coming decade.

The online tutoring market for outside investment has grown significantly since Covid-19 forced a change to the delivery of education a test preparation. Recent investments in online tutoring platforms include GoStudent raising $244 in a Series C round valuing the company at $1.7 billion. In February 2021, Newsela raised $100 million for its replacement of textbook platform backed by the likes of TCV, Kleiner Perkins, Reach Capital and Owl Ventures. The Series D round put their valuation over $1 billion. Nerdy and Skillsoft, two education-technology (“edtech”) companies recently went public via SPACs. In December 2020, Vista acquired Pluralsight for $3.5 billion.

According to a July 2021 Reach Capital article, the first six months of 2021 U.S based edtech companies raised over $3.2 billion in investment capital. This tally eclipsed $2.2 billion for all of 2020.

The Company is positioned to be among the dominant worker based edtech companies focused on vocational industries. Degreed raised $153 million for its workforce upskilling platform; Guild Education, an edtech company that provides higher education to corporate employees secured $150 million; and leadership coaching platform BetterUp secured $125 million.

According to a Techcrunch article in January 2021, multiple remote education companies have achieved $1 billion valuations including Outschool, CassDojo, Quizlet and ApplyBoard. According to Pitchbook, its data showed that edtech startups around the world raised $10.76 billion in 2020 compared to $4.7 billion in 2019.

“Our goal as an organization is to transform the way vocational education is taught and learned,” stated Noah Davis, President of ProBility Media Corp. “There is a void left by other edtech companies. Vocational education and trade schools get left behind due to the focus on traditional four-year college programs. Both the U.S. government and hundreds of corporations have sounded the alarm of the shortage of the skilled workers gap in the coming years. We are positioned to become a leader in addressing that concern. Our goal is to providing mentoring, coaching, education, and assistance with job placement for skilled workers. “

As a combined group of companies, Upstryve owns over 500 test prep courses, 600 self-study books and teaches over 1,000 annual virtual classes through One Exam Prep. It will conduct over 400 safety programs through North American Crane Bureau with numerous Fortune 500 clients such as Tesla, Alcoa, General Electric, Lockheed Martin, IBM, U.S. Steel, Flour, Los Alamos National Labs, United States Navy and Air Force and many more. Through Disco Learning Media, it will specialize in eCourse development, program management, and consulting for companies such as Itron, The University of Texas, the State of Texas K-12 schools and many more organizations. ProBility’s presence with numerous corporations will allow Upstryve to offer them a 21st century online training platform and ways to connect its employees with industry professionals.

The transaction includes the issuance of 692,500,000 shares of restricted common stock to the shareholders of Upstryve. The Company strategically did not affect a reverse split of its common stock in connection with the acquisition and has continued to remain compliant with its SEC reporting obligations.

About Upstryve Inc.

Upstryve is the only tutoring platform dedicated to providing aspiring professionals an affordable all-encompassing learning experience. Upstryve provides 1 on 1 contractor license exam preparation for professionals to confidently pass their state or national exams and obtain their contractor license. Its platform links aspiring trade professionals with expert trade tutors and instructors who have years of experience in the field. Students work with tutors who guide them through typical struggles and help them gain the confidence they need before exam day. Its instructors specialize in exam preparation for all construction and trades, National Trade Association Exams, Contractors, Electricians, Plumbing, HVAC, Engineering, Healthcare, Utilities and more. Upstryve offers existing industry experts to earn from three sources, hourly tutoring at their desired hourly rate, affiliated sales of study materials and the ability to publish study materials, test questions and specialized courses through its publishing platform. For more information, visit www.upstryve.com.

About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Coconut Creek, Florida, offering education online and in person programs including training in a variety of vocational industries. ProBility is executing a disruptive strategy of defragmenting the education and training marketplace by offering high quality training courses and materials to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit www.ProBilityMedia.com.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

SOURCE Probility Media Corp.

Related Links

http://www.ProBilityMedia.com